PRIVATE PLACEMENT MEMORANDUM

1,500,000 Shares
AMERICAN DAIRY, INC.
$3,000,000
Common Stock

American Dairy, Inc. ("American Dairy"), a Utah corporation, is engaged in the business of processing and marketing milk powder, liquid milk and other dairy products in the People's Republic of China. The Common Stock of the Company is presently traded on the NASD over-the-counter electronic bulletin board ("OTC-BB") under the trading symbol "ADIY".

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. SEE "RISK FACTORS".

THE SECURITIES OFFERED BY THIS MEMORANDUM HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON RULE 506 OF REGULATION D AND REGULATION S UNDER THE 1933 ACT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

See "Risk Factors" for a description of various factors that should be carefully considered by prospective investors.

	Price(1)	Selling Commissions(2)	Proceeds to Company(3)(4)(5)(6)
Per Share(1)	$2.00	$ .16	$1.84
Minimum Offering (250,000 shares)	$ 500,000	$ 40,000	$ 460,000
Maximum Offering (1,500,000 Shares) (2)	$3,000,000	$240,000	$ 2,760,000

(1) American Dairy may in its sole discretion offer and sell shares of its Common Stock for less than $2.00 per share at prices to be negotiated from time to time with certain large subscribers.

(2) The shares are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of the Shares will be made against payment therefor at the office of American Eastern Securities, Inc. on a monthly basis during the offering period.

(3) Does not include advisory fees of $40,000 payable to American Eastern Securities, Inc. and Belmont Capital Group Limited (the "Underwriters"), the reimbursement of the expenses of the Underwriters estimated at $25,000, a cash bonus to the Underwriters ranging from .022% to 0.6% of the proceeds of this offering, and the value of restricted shares of Common Stock equal to 2% of the total outstanding Common Stock after the closing of this offering. American Dairy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(4) There is no assurance that any of the Shares will be sold. There is no firm commitment to purchase or sell any of the Shares. There is a maximum of 1,500,000 Shares being offered and there is a minimum of 250,000 shares that must be sold to close the offering. The offering of Shares may be terminated in the sole discretion of the American Dairy at any time. The subscription period initially began on the date of this Memorandum. The subscription period is presently expected to terminate on October 31, 2003, but may be extended with or without notice by American Dairy for up to 60 days thereafter (the "Final Termination Date"). At American Dairy's sole discretion, one or more closings will be held periodically until the Final Termination Date. See "Underwriting".

(5) The minimum subscription for Shares in this offering is $20,000 for 10,000 Shares.

(6) Before deduction of offering expenses and fees estimated at $70,000.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET.

American Eastern Securities, Inc.
865 S. Figueroa Street, Suite 3340
Los Angeles, California 90017
(213) 488-5131

Belmont Capital Group Limited
1203 Eton Tower
8 Hysan Avenue
Causeway Bay, Hong Kong, China
(852) 2517-7833

The date of this Memorandum is June 30, 2003.

LEGENDS

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF AMERICAN DIARY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER NOR A SOLICITATION OF AN OFFER IN ANY JURISDICTION IN WHICH AN OFFER IS NOT AUTHORIZED AND LAWFUL.

THE CONTENTS OF THIS MEMORANDUM SHOULD NOT BE CONSIDERED TO BE INVESTMENT, LEGAL OR TAX ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH HIS, HER OR ITS OWN COUNSEL AND ADVISERS AS TO ALL MATTERS CONCERNING AN INVESTMENT IN THE SHARES.

THIS MEMORANDUM HAS BEEN PREPARED SOLELY FOR THE INFORMATION OF THE PERSON TO WHOM IT HAS BEEN DELIVERED BY OR ON BEHALF OF AMERICAN DAIRY. DISTRIBUTION OF THIS MEMORANDUM TO ANY PERSON OTHER THAN THE PROSPECTIVE INVESTOR TO WHOM THIS MEMORANDUM IS DELIVERED BY AMERICAN DAIRY AND THOSE PERSONS RETAINED TO ADVISE HIM, HER OR IT WITH RESPECT THERETO IS UNAUTHORIZED, AND ANY REPRODUCTION OF THIS MEMORANDUM, IN WHOLE OR IN PART, OR THE DIVULGENCE OF ANY OF ITS CONTENTS WITHOUT THE PRIOR WRITTEN CONSENT OF AMERICAN DAIRY IS PROHIBITED. EACH PROSPECTIVE INVESTOR, BY ACCEPTING DELIVERY OF THIS MEMORANDUM, AGREES TO RETURN IT AND ALL OTHER DOCUMENTS RECEIVED BY HIM, HER OR IT TO AMERICAN DAIRY IF THE PROSPECTIVE INVESTOR DOES NOT SUBSCRIBE FOR THE PURCHASE OF THE SHARES, THE PROSPECTIVE INVESTOR'S SUBSCRIPTION IS NOT ACCEPTED OR THE OFFERING IS TERMINATED.

THIS OFFER CAN BE WITHDRAWN AT ANY TIME BEFORE A CLOSING AND ACCEPTANCE OF A SUBSCRIPTION, AND IS SPECIFICALLY MADE SUBJECT TO THE TERMS DESCRIBED IN THIS MEMORANDUM. AMERICAN DAIRY MAY, IN ITS ABSOLUTE DISCRETION, REJECT THE SUBSCRIPTION REQUEST OF ANY PERSON, IN WHOLE OR IN PART, OR ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE AMOUNT OF SHARES SUBSCRIBED FOR BY SUCH PROSPECTIVE INVESTOR. ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND MUST NOT BE RELIED UPON.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATION, OR GIVE ANY INFORMATION, OTHER THAN AS CONTAINED IN THIS MEMORANDUM AND, IF GIVEN OR MADE, SUCH REPRESENTATIONS OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN DAIRY FOR USE REGARDING THIS OFFERING.

THE INFORMATION CONTAINED IN THIS MEMORANDUM HAS BEEN SUPPLIED BY AMERICAN DAIRY AND HAS BEEN INCLUDED HEREIN IN RELIANCE ON AMERICAN DAIRY.

HOW TO INVEST

Each prospective investor who wishes to invest in American Dairy should follow these procedures to do so:

1. Read this entire Private Placement Memorandum and the current Supplement(s), if any, accompanying the Memorandum.

2. Complete and sign the Subscription Agreement (Exhibit A or Exhibit B) to this Memorandum, and any applicable annex thereto.

3. Send a check in an amount equal to \$2.00 per Share desired to be purchased payable to American Dairy Escrow Account, along with the completed and signed Subscription Agreement.

Within 30 days of its receipt of each completed Subscription Agreement, American Dairy will accept or reject the subscription. If the subscription is accepted, a confirmation will be mailed to the subscriber. If for any reason the subscription is rejected, the check and Subscription Agreement will be returned to the subscriber immediately.

Subscriptions on behalf of IRA's, Keogh Plans and 401(k)'s must be processed through and forwarded by an approved trustee. In the case of an IRA, Keogh Plan and 401(k) subscribers, the confirmation will be sent to the trustee and an additional confirmation will be sent to the individual beneficiary.

SUITABILITY STANDARDS

All investors, including trustees of Keogh Plans, Individual Retirement Accounts and qualified pension and profit sharing plans and trusts, should consider carefully the suitability of an investment in the shares of Common Stock of American Dairy (the "Shares")

Limited Offering

The Shares are "securities" as that term is defined in both federal and state securities laws. Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), requires that all securities must be registered with the

Securities and Exchange Commission (the "SEC") unless an exemption from registration is available. The offering of the Shares will be made in reliance upon exemptions from registration for certain transactions contained in Rule 506 promulgated under Regulation D under the Securities Act and Regulation S under the Securities Act. Accordingly, no registration statement has been or will be filed with the SEC in connection with the offer and sale of the Shares.

Rule 506 of Regulation D, promulgated by the SEC under the Securities Act ("Rule 506") and Regulation S under the Securities Act, provides standards for determining when offers or sales of securities by an issuer will be exempt from registration by reason of the amount involved or the character of the offering within the meaning of Section 4(2) of the Securities Act. To ensure full compliance with the standards provided by Rule 506, American Dairy will rely on the representations, warranties and certifications made by each prospective shareholder in the applicable Subscription Agreement (as described below) and will determine the suitability of prospective shareholders according to the standards set forth therein.

Suitability Requirements

Shares will be offered and sold only to persons in the United States who: (i) by reason of their business or financial experience could reasonably be assumed to have the capacity to protect their own interests in connection with their investment in the Common Stock of American Dairy and either alone or with their professional advisors who have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Shares; (ii) represent, among other things, that they are acquiring the Common Stock for their own account, for investment only and not with a view toward the resale or distribution thereof, that they are aware that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities laws, and that their transfer rights are restricted by the Securities Act and applicable state securities laws; and (iii) represent in writing that they are "Accredited Investors", as defined below. Investors must meet all of the applicable requirements set forth in the Subscription Agreement. Under the laws of certain states, an investor may transfer Common Stock only to persons who meet similar standards, and American Dairy may require certain assurances that these standards are met.

Accredited Investors

American Dairy will require as a general investor suitability standard that each United States investor represent in writing whether or not he or she is an "Accredited Investor". For purposes of this Memorandum, the term "Accredited Investor" shall include a person who is described in any of the following categories at the time such person acquires beneficial ownership of Common Stock, whether individually or in joint ownership:

(i) any natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000, provided that such investor's total investment in American Dairy does not exceed 10% of his or her net worth, or joint net worth with his or her spouse;

(ii) any natural person who had an individual income in excess of $200,000 in each of 2002 and 2001 or joint income with his or her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in 2003, provided that such investor's total investment does not exceed 10% of such investor's net worth, or joint net worth with such investor's spouse;

(iii) any director or executive officer of American Dairy;

(iv) any bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act or 1940 or a business development company as defined in Section 2(a)(48) of such act; a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state or its political subdivision, or any agency or instrumentality of a state or its political subdivision, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(31) of such act, which plan fiduciary is a bank, a savings and loan association, an insurance company or a registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by the persons who otherwise meet these suitability standards;

(v) any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(vi) any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Common Stock of American Dairy, with total assets in excess of $5,000,000;

(vii) any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Common Stock of American Dairy, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; or

(viii) any corporation or partnership in which each and every equity owner of such entity is and certifies that he or she meets the qualifications set forth in either (i), (ii), (iii), (iv), (v), (vi) or (vii) above.

As used in this Memorandum, the term "net worth" means the excess of total assets over total liabilities. In determining income, an investor should add to his or her adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an Individual Retirement Account or Keogh retirement plan, alimony payments and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

Various states may have established other suitability standards for their residents. The suitability standards referred to above represent minimum suitability requirements for prospective investors and the satisfaction of such standards by a prospective investor does not necessarily mean the Common Stock is a suitable investment for such prospective investor. American Dairy may make or cause to be made such further inquiry and obtain such additional information as it deems appropriate with regard to the suitability of prospective investors. American Dairy reserves the right to review the suitability of any person, whether an individual or entity, desiring to purchase Common Stock of American Dairy and to modify the suitability standards and the minimum investment with respect to certain investors, in order to comply with applicable state or local laws, rules, regulations or otherwise, and to reject subscriptions for Common Stock in whole or in part for any reason whatsoever and to withdraw this offering. This Memorandum does not constitute an offer or solicitation in any state in any other jurisdiction in which such an offer or solicitation is unlawful.

EACH PROSPECTIVE INVESTOR SHOULD DETERMINE WHETHER THIS INVESTMENT IS APPROPRIATE FOR SUCH INVESTOR, TOGETHER WITH HIS OR HER INVESTMENT, TAX, LEGAL, ACCOUNTING AND OTHER ADVISORS.

SUMMARY OF THE OFFERING

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Private Placement Memorandum.

American Dairy

American Dairy, Inc. ("American Dairy") was incorporated in the State of Utah on December 31, 1985. American Dairy maintains its principal executive offices at 1st Qingxiang Street, Kedong County, Heilongjiang Province 164800, China; U.S. telephone contact (213) 488-5131.

American Dairy processes and markets milk powder, bean-milk powder, liquid milk, milk Crowley, solid milk, and related dairy products, primarily in the northeastern area of the People's Republic of China ("China"), known as the "milk belt" of China. American Dairy's production plant has a processing capability of approximately 35 tons of fresh mild per day. American Dairy's affiliated farmers have grazing rights covering approximately 514,640 acres in Kedong County in northeastern China, and have cattle herds of approximately 8,500 milk cows that have an annual milk output of approximately 30,00 metric tons.

American Dairy believes that it is one of the largest privately owned dairy enterprises in China. American Dairy's processing plant presently has three (3) production lines for producing milk powder, two (2) production lines for producing high quality liquid milk, and one (1) production line for producing Crowley bean, milk Crowley and solid milk, which produce approximatey 123,000 tons (112,000 metric tons) of milk products per year. American Dairy employs approximately 267 personnel that operate its milk processing plant.

American Dairy endeavors to produce premium high quality milk products that are healthy and safe for its customers. Its primary registered trademarks in China are "Feihe" and "XinHua" brands, and American Dairy also uses the brand names "Yinhe", "Jinhe" and "Xinghua". American Diary's milk powder products marketed under the "Feihe" trademark were recognized by the China Society Survey Firm as being among the "Famous Brand Products" in China in 1994. In 1995, the "Feihe" series of milk powder was permitted to use of the Green Label on its packaging by China

Green Food Development Center. On the "Day of International Consumer Rights" on March 15, 1997, consumers awarded the "Gold Medal" to the Feihe series of milk powder products. A survey conducted by the National Statistics Bureau in January 1998 indicated that the sales of its series of milk powder products were ranked among the top 10 of the total milk powder sales in China in 1997. In 1991, "Feihe Whole Fatty Milk Powder" was awarded the "High Quality Product" award by the China Ministry of Agriculture. In March 2002, the products were awarded "Product Exemption From Quality Surveillance Inspection" status by the State General Administration of China for Quality Supervision and Inspection and Quarantine.

In 2000, American Dairy was awarded the "Golden Price" award at the Hong Kong International Fair of New Products & New Technology. In 1999 and 2000, milk powder marketed under the Feihe brand name won the "Double Excellent" Unit & Products award for product and service quality. In March 2002, five new dairy products for pregnant women and for babies were introduced and marketed under the "Feihe" and "XinHua" trademarks.

China has a population of approximately 1,300,000,000 (1.3 billion), representing approximately 20% of the world's population, and is one of the fastest growing markets in the world. The government of China is encouraging and promoting the use of milk products, and recently launched a subsidized milk program for children, while state run television has aired programs on the benefits of milk drinking which is not a traditional drink in China. In addition to the government's efforts to improve national health, there is also a fitness craze sweeping Chinese consumers as the middle class grows rapidly. "This is important for the future of the Chinese People", according to Lin Diansheng, vice director of the Ministry of Agriculture of China. Wall Street Journal, "Got Milk? The New Craze in China is Dairy Drinks", Kathy Chen, February 28, 2003 article.

American Dairy believes that the demand for milk and milk products is growing faster than the supply of such products in China, and that its dairy business must grow to meet this demand and to increase its market share, particularly by expanding its liquid milk production and distribution system which has the highest growth rate among the different dairy products in China. Because the milk industry is highly segmented and fragmented in China, the efficiencies of size in the continued growth of American Dairy is expected to improve its competitive position in its high growth markets.

The Offering

General. American Dairy is offering 1,500,000 shares of its Common Stock (the "Shares") at $2.00 (U.S.) per Share in the total amount of $3,000,000. American Dairy has reserved the right, in its sole discretion, to offer and sell its Common Stock for less than $2.00, to be negotiated from time to time with certain large subscribers. See "Underwriting".

This offering is being made in the United States pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended, and is being made in reliance upon Regulation S in non-U.S. jurisdictions, and pursuant to exemptions from the registration requirements under the securities laws of the states where this offering is being made.

Suitability. To be eligible to purchase Shares, prospective investors who are U.S. citizens and U.S. residents are required to comply with American Dairy's suitability requirements as described in the Subscription Agreement, Exhibit A hereto.

Investors who are not U.S. citizens and are not U.S. residents are required to comply with the requirements as described in the Subscription Agreement, Exhibit B hereto.

American Dairy may, in its sole discretion, decline to accept subscriptions for Shares from any person without any liability to such persons. See "Suitability Standards".

Minimum Purchase. The minimum purchase by an investor is $20,000 (10,000 Shares), and additional Shares may be purchased in multiples of $2.00 (U.S.) each, although American Dairy reserves the right to accept a subscription for less than $20,000 in its sole discretion.

Offering Period. The offering period commenced on the date of this Memorandum and is expected to terminate on October 31, 2003, unless extended for up to 60 days thereafter by American Dairy, with or without notice. Subscriptions for Shares will be accepted from and after the date of this Memorandum until the Final Termination Date. See "Underwriting".

Subscription Representations. By subscribing for Shares, each investor will be deemed to have made all of the representations and warranties set forth under the caption "Suitability Standards" and contained in the Subscription Agreement, and will be bound by all of the terms of the Subscription Agreement. See Exhibit A and Exhibit B, Subscription Agreement.

Use of Proceeds

American Dairy will use the net proceeds of this offering primarily to expand its milk processing by purchasing additional equipment, and for working capital. See "Use of Proceeds" and "Business".

Risk Factors

An investment in the Shares involves various risks including, but not limited to, the limited liquidity of the Shares, general economic and business conditions in the milk industry in China, and the competitiveness of the milk industry in China. See "Risk Factors."

Limited Transferability of Shares

The Common Stock of American Dairy is traded on the National Association of Securities Dealers over-the-counter electronic-bulletin-board public market ("OTCBB") under the trading symbol "ADIY".

A limited public market for the sale of the Common Stock of American Dairy exists on the OTCBB. However, only persons willing and able to own Shares for the foreseeable future should consider an investment in the Shares of American Dairy.

RISK FACTORS

The purchase of the Shares of American Dairy offered hereby involves significant risks and other important considerations that may affect the value of the Shares, and other matters affecting an investment by prospective shareholders. Therefore, prospective investors should consider the following factors, among others, before making a decision to purchase Shares, and consider seeking professional advise in analyzing this offering. The material set forth below is intended merely to summarize and highlight certain factors relating to an investment in the Shares and is not intended to cover in full, supersede, or replace other portions of this Private Placement Memorandum which may discuss these and other factors. This offering of Shares is directed only to, and Shares should be purchased only by, persons who are in a position to accept the substantial risks discussed herein.

New Projects. The projects of American Dairy to finance, develop, and expand its milk processing facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. There can be no assurance that any of these projects will become operational within the estimated time frames and projected budgets at the time American Dairy enters into a particular agreement, or at all. In addition, American Dairy may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. There can be no assurance that the significant expenditures required to expand its milk processing plants will ultimately result in the establishment of increased profitable operations.

When American Dairy's future expansion projects become operational, American Dairy will be required to add and train personnel, expand its management information systems and control expenses. If American Dairy does not successfully address American Dairy's increased management needs or American Dairy otherwise is unable to manage its growth effectively, American Dairy's operating results could be materially and adversely affected.

Expansion Risks. American Dairy anticipates that its proposed expansion of its milk processing plant may include the construction of new or additional facilities. American Dairy's cost estimates and projected completion dates for construction of facilities may change significantly as the projects progress. In addition, American Dairy's projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay American Dairy's receipt of increased milk sales revenues.

Uncertainty of Market Acceptance. American Dairy is currently selling its products principally in northern China. Achieving market acceptance for American Dairy's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to American Dairy's products. Market acceptance of American Dairy's current and proposed products will depend, in large part, upon the ability of American Dairy to inform potential customers that the distinctive characteristics of its products make them superior to competitive products and justify their pricing. There can be no assurance that American Dairy's current and proposed products will be accepted by consumers or that any of American Dairy's current or proposed products will be able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance of American Dairy's products would have a material adverse effect on American Dairy. See "Business--Competition".

Introduction of No-Return Containers. There is no assurance that American Dairy will be able to successfully design or develop no-return containers for packaging its fluid milk products on a timely or cost effective basis, if at all. American Dairy believes that the introduction of no-return containers will broaden its customer base and result in increased sales of its liquid milk products, but there is no assurance that this will be the case. Poor public reception of the containers could adversely effect American Dairy's image and brand identity and jeopardize the overall success of American Dairy's proposed marketing plan.

Changing Consumer Preferences. As is the case with other companies marketing dairy products, American Dairy is subject to changing consumer preferences and nutritional and health-related concerns. American Dairy believes that minimal processing and the absence of preservatives, additives, artificial sweeteners or artificial flavorings increases the attractiveness of its products to consumers. American Dairy's business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium, lactose content or contamination of such products. There is a significant percentage of customers in China who are lactose intolerant, and may therefore prefer other beverages. American Dairy could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively. See "Business--Competition."

Effect of Adverse Medical Research Relating to Milk and Demand for Milk. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. To date, American Dairy does not believe that any such studies have had a material effect on milk consumption rates in China. However, a study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for dairy products in China.

Limited Production Capacity. There is no assurance that American Dairy will be able to increase its production capacity to a level sufficient to meet anticipated increased demand for its products associated with its marketing and promotional efforts. American Dairy currently manufactures dairy products at a rate which utilizes approximately 123,000 tons of raw milk per year. American Dairy believes that it currently has the capacity, based on an assumed mix of products, to manufacture dairy products at a rate which utilizes approximately 1,531 tons of raw milk per week. Using the proceeds of this offering, American Dairy plans to purchase equipment and make improvements to its dairy plant which, it believes, should increase its capacity to manufacture products to a rate which utilizes approximately 5,404 tons of raw milk per week. There is no assurance, however, that American Dairy's contemplated improvements to its dairy plant will increase production capacity to the level anticipated or that production can be increased at a rate sufficient to meet anticipated increased demand for its products. There can be no assurance, further, that the product mix which American Dairy anticipates achieving and, therefore, which it has used in determining the equipment requirements of its dairy processing plant will prove to be accurate, making uncertain the future capacity of its dairy plant. Failure to meet possible increased demand for its products, on a timely basis, could have a material adverse effect on American Dairy's, business, operations and finances.

Impact of Growth on Quality of Dairy Products. American Dairy's products are manufactured in small batches with milk from the farms of local farmers. American Dairy believes that the small batch production methods it employs and the quality of the raw milk it uses contribute to the quality of its dairy products. There can be no assurance that the quality of American Dairy's dairy products will be maintained at increased levels of production. Increased production levels may cause American Dairy to modify its current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of American Dairy's products could have a material adverse effect on American Dairy's business, operations and finances.

Risks Associated with Perishable Food Production. Dairy liquid products are highly perishable and must be transported timely and efficiently within a precise temperature range. As a result, American Dairy is always subject to the risk of spoilage or contamination of its liquid dairy products. In addition, food producers, such as American Dairy, may be subject to claims for damages if contaminated milk causes injury to consumers. In addition, the delivery of contaminated milk could adversely effect American Dairy's reputation and have an adverse material effect on its business, operations and finances.

Most Liquid Dairy Products have a Limited Shelf Life. Because it is not practicable to hold excess inventory of perishable products, American Dairy's results of operations are partly dependent on its ability to accurately forecast its near-term sales in order to adjust its supply of products accordingly. Failure to accurately forecast product demand could result in American Dairy either being unable to meet higher than anticipated demand or producing excess inventory that cannot be profitably sold. The inability of American Dairy to meet higher than anticipated demand or excess production could have a material adverse effect on its business, operations and finances.

Sales Force. American Dairy's anticipates hiring a limited number of additional sales people. There is no assurance that hiring additional sales people will result in increased sales. American Dairy anticipates using independent dairy distributors to sell and distribute its products in new contiguous expansion markets. American Dairy cannot predict whether it will be able to obtain and maintain satisfactory sales and distribution arrangements and the failure to do so could have a material adverse effect on its business, operations and finances.

Limited Delivery Capacity; Delays in Delivery of Products. If sales increase, there is no assurance that American Dairy will be able to deliver increased product volumes on a timely and efficient basis. Further, there can be no assurance that American Dairy will be able to deliver its products "fresh" to customers on a consistent basis, especially with increased product volumes, and a failure to do so could have a material adverse effect on its business, operations and finances.

Supply of Raw Milk. The raw milk used in our products is supplied to American Dairy by numerous local farms under output contracts. American Dairy's farmers are currently producing 30 tons of milk per day. American Dairy believes that its farmers can more than double their production of raw milk. American Dairy further believes, however, that this supply may not be sufficient to meet increased demand for its products associated with its proposed marketing efforts. American Dairy believes that the supply of raw milk from its farmers should satisfy its requirements for raw milk for at least the next 12 months. Though American Dairy believes that additional raw milk is available locally, if needed, there is no assurance that American Dairy will be able to enter into arrangements with the producers of such milk on terms acceptable to American Dairy, if at all. An inadequate supply of raw milk will have a material adverse effect on its business, operations and finances.

Possible Volatility of Raw Milk Costs. The current policy of China since the mid-1990s has focused on moving the industry in a more market oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China's dairy policy could increase the risk of price volatility in the dairy industry. There can be no assurance that a significant volatility in milk prices will not occur or that any such volatility would not have a material adverse effect on its business, operations and finances.

Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in the northern area of China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this region. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

Dependence on Executives. American Dairy is highly dependent on the services of Leng You-Bin and Liu Hua, and the loss of their services would have a material adverse impact on the operations of American Dairy. They have been primarily responsible for the development of American Dairy and the development and marketing of its products. American Dairy has not applied for key-man life insurance on the lives of these executives, but may do so in the future.

Competition. The milk business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of its products. In general, milk products are price sensitive and affected by many factors beyond the control of American Dairy, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. American Dairy's products compete with other premium quality dairy brands as well as less expensive, non-premium brands. American Dairy's milk faces competition from non-premium milk producers distributing milk in its marketing area; other milk producers packaging their milk in glass bottles, and other special packaging, which serve portions of its marketing area. Most of American Dairy's competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than American Dairy, and have products that have gained wide customer acceptance in the marketplace. The largest competitors of American Dairy are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by American Dairy. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. There can be no assurance that American Dairy will be able to compete successfully or that competitors will not develop products which will have superior qualities or which will gain wider market acceptance than its products. See "Business--Competition."

Consolidation of Dairy Industry. American Dairy established its dairy plant at a time when local dairies were being consolidated into large dairies due to the market and the efficiencies of larger operations. This consolidation trend is continuing and the forces responsible for it, including increased efficiencies and economies of scale that are present in large regional dairies, may put American Dairy at a competitive disadvantage.

Potential Product Liability Associated with Perishable Food Products. American Dairy faces the risk of liability in connection with the sale and consumption of milk products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. American

Dairy currently maintains no liability insurance. However, American Dairy intends to purchase policy coverage. There can be no assurance that such insurance will be sufficient to cover potential claims or that the level of such coverage maintained by American Dairy will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against American Dairy could have a material adverse effect on American Dairy.

Government Regulation. American Dairy is subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which its products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of its products. Applicable laws and regulations governing its products may include nutritional labeling and serving size requirements. American Dairy was awarded the ISO 9002 Quality Assurance Certificate in October 2000 and is in compliance with the ISO 9002 requirements with respect to its production processes. American Dairy's processing facilities and products are subject to periodic inspection by national, county and local authorities. American Dairy believes that it is currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that American Dairy will continue to be in substantial compliance with current laws and regulations, or whether American Dairy will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, American Dairy will be required to conform its activities in order to comply with such regulations. Failure by American Dairy to comply with applicable laws and regulations could subject American Dairy to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

Limited Trademark Protection. American Dairy has obtained trademark registrations for the use of its tradename "Feihe", and other brand names, which have been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to its milk products. American Dairy believes its trademarks are important to the establishment of consumer recognition of its products. However, there can be no assurance as to the breadth or degree of protection that the trademarks may offer American Dairy, that American Dairy will have the financial resources to defend the trademarks against any infringement, or that such defense will be successful. Moreover, any events or conditions that negatively impact its trademarks could have a material adverse effect on its business, operations and finances.

Proprietary Knowledge and Absence of Patent Protection. American Dairy has no patents covering its products or production processes and expects to rely principally on know-how and the confidentiality of its formulae and production processes for its products and its flavoring formulae in producing a competitive product line. There is no assurance that any of these factors can be maintained or that they will afford American Dairy a meaningful competitive advantage.

Risks Associated With American Dairy

Factors Affecting Operations. An investment in a business that operates in the milk industry may be affected by adverse changes in general or local economic and market conditions, governmental regulatory changes, weather, changing requirements, alternative beverage preferences and other factors. See "Business".

Employees. Although American Dairy believes that it will be able to obtain and maintain an adequate number of competent personnel, there is no assurance that a shortage of qualified operating personnel will not present a serious problem to American Dairy in the future. See "Business-Employees".

Reliance on Management. Shareholders will have no role in the management of American Dairy, except for certain voting rights. All decisions with respect to management of American Dairy, including, without limitation, the determination as to which milk industry activities to establish, finance and operate, the degree of leverage, if any, and all other matters affecting American Dairy will be made by its Board of Directors and its officers. The success of American Dairy will depend, to a large extent, on the decisions made by management in all such matters. Accordingly, no persons should purchase Shares unless they are willing to entrust all aspects of the management of American Dairy to such persons. See "Business," "Management" and "Conflicts of Interest".

Governmental Regulations. Existing and subsequent changes in national, province and local laws and administrative regulations and enforcement policies over which American Dairy has no control could have an adverse effect on its business. The continued operations may be dependent upon its ability to comply with government regulations that govern the use of buildings, plants and similar matters. American Dairy believes that it can obtain the necessary permits to promote its intended business at the sites where it intends to do business, but its ability to obtain these permits is dependent upon the discretion of national, province and/or local officials. Moreover, many of these permits may impose restrictive conditions upon the business operations of American Dairy and may be reviewed and revoked at specified intervals. No assurance can be given that a future law or regulation applicable to its locations will not have an adverse effect upon its ability to conduct business. See "Business--Government Regulation".

Indemnification. American Dairy's By-Laws limit the liability of its directors, officers and employees of American Dairy, and provides for indemnification of the directors and officers to such extent. See "Management-Limited Liability and Indemnification". American Dairy may also obtain liability insurance. These measures will provide additional protection to the directors and officers of American Dairy against liability in connection with certain actions and omissions.

Conflicts of Interest. There are anticipated conflicts of interest between American Dairy and its stockholders, and there may be potential conflicts of interest involving American Dairy and its stockholders, some of which may affect the planned business activities of American Dairy. The Board of Directors will attempt to resolve any conflict of interest situation which may arise and which is brought to the attention of the Board of Directors on a case-by-case basis. See "Conflicts of Interest".

Non-Arm's Length Transactions. American Dairy may engage in transactions with its officers, directors and shareholders and their related companies. Such transactions may be considered as not having occurred at arm's length. American Dairy may do business with such persons in the future, but intends to contract with them on the same basis and upon no more favorable terms than could be obtained from persons not affiliated with American Dairy. See "Use of Proceeds", and "Conflicts of Interest."

Risk Factors Relating to This Offering

Arbitrary Offering Price. The price of the Shares being offered hereby was determined solely by American Dairy. The number of Shares to be offered was determined by American Dairy so as to allow the present shareholders of American Dairy to retain approximately 84.8% of American Dairy's outstanding shares at the conclusion of the offering (assuming the maximum sale of 1,500,000 Shares). In determining the offering price and the number of Shares to be offered, American Dairy also considered such matters as the financial condition of American Dairy, estimates of the business potential of American Dairy, the present state of development its business and the general condition of the milk market in China. Accordingly, the offering price set forth on the cover page of this Memorandum should not be considered an indication of the actual value of American Dairy. Such price bears no relationship to the assets, book value, earnings or net worth of American Dairy.

Control by Present Owners. Following completion of this offering, the present shareholders of American Dairy will continue to own approximately 84.8% of the outstanding capital stock of American Dairy (assuming the maximum sale of 1,500,000 Shares), and may be in a position to elect American Dairy's Board of Directors or otherwise control American Dairy, particularly in the event that less than the maximum number of Shares are sold in this offering. See "Security Ownership of Management and Principal Shareholders".

Use of Proceeds Not Specific. The proceeds of this offering have only been generally allocated. Thus, the specific uses of all investors' funds will depend upon the business judgment of management upon which the investors must rely, with only limited information about management's specific intentions. See "Use of Proceeds" and "Business".

Dividends. There can be no assurance that the proposed operations of American Dairy will result in sufficient revenues to enable American Dairy to continue to operate at profitable levels or to generate positive cash flow to enable American Dairy to pay cash dividends to its shareholders. See "Description of Capital Stock".

Investors Will Bear Risk of Loss. Substantially all of the capital required by American Dairy to expand its operations and carry on its business is being sought from the proceeds of this offering. Therefore, investors in this offering will bear most of the risks of American Dairy's future expansion operations.

Proceeds of Sale of Shares May Be Insufficient. Management of American Dairy believes that the proceeds of this offering may not be sufficient to accomplish all of its expansion objectives, assuming the sale of less than the 1,500,000 Shares offered hereby. Additional financing may be necessary to further develop and increase its operations. The net proceeds from the sale of the 1,500,000 Shares offered hereby are anticipated to satisfy American Dairy's cash requirements for at least one year. However, there is no assurance American Dairy will successfully sell all of the 1,500,000 Shares offered hereby, and in this event, it may be undercapitalized to accomplish its expansion objectives. The successful expansion of American Dairy's operations will depend upon its ability to raise additional capital or to borrow. There can be no assurance that additional financing will be available or, if available, that it can be obtained on satisfactory terms.

Dependence on Additional Capital. American Dairy's business plans require substantial capital investment. American Dairy intends to pay for its business plans using cash, capital stock, notes and/or assumption of indebtedness.

Most of the proceeds from this offering will be required by American Dairy for, among other purposes, the expansion of its milk production and processing activities. The cash generated internally and cash available from the offering will not be sufficient to provide the capital required for all such purposes and all future operations. American Dairy will require additional debt and/or equity financing in order to provide for such capital. There can be no assurance, however, that such financing will be available on terms satisfactory to American Dairy, if at all. Failure by American Dairy to obtain sufficient additional capital in the future could limit its ability to implement its business strategy. Further debt financings, if available, may result in increased interest and amortization expense, increased leverage, decreased income available to fund further acquisitions and expansion, and may limit its ability to withstand competitive pressures and render American Dairy more vulnerable to economic downturns. Future equity financings may dilute the equity interest of existing stockholders.

Limited Offering - Lack of Agency Review. Since this offering is a limited offering and, as such, is not registered under U.S. federal securities laws, prospective shareholders will not have the benefit of any review by the Securities and Exchange Commission. The terms and conditions of the offering do not comply with the guidelines and regulations established for public offerings that are required to be registered with the Securities and Exchange Commission.

Note: In addition to such risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Memorandum, potential investors should keep in mind that other possible risks may exist.

BUSINESS

IT IS IMPORTANT THAT A PROSPECTIVE INVESTOR EVALUATE THE BUSINESS PLANS OF AMERICAN DAIRY. IN THE CONTEXT THAT AMERICAN DAIRY HAS ONLY BEGUN TO IMPLEMENT ITS EXPANSION PLAN AND THAT THEIR PROPOSED IMPLEMENTATION - AND ANY VARIATIONS THEREFROM - WILL BE ENTIRELY AT THE DISCRETION OF THE MANAGEMENT OF AMERICAN DAIRY.

Corporate History

American Dairy was incorporated under the corporate laws of the State of Utah on December 31, 1985, originally with the corporate name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell.

Effective May 7, 2003, American Diary completed the acquisition of 100% of the issued and outstanding capital stock of American Dairy Holdings, Inc. ("ADH"), a Delaware corporation. As a result, ADH has become a wholly-owned subsidiary of the American Dairy. In addition, American Dairy amended its Articles of Incorporation to change its name to "American Dairy, Inc." and completed a one-for-nineteen (1-for-19) reverse split. ADH is a Delaware corporation that holds 100% of the issued and outstanding stock of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy"). The principal activity of Feihe Dairy is the production and distribution of milk powder and other dairy products in China. Feihe Dairy has a 99% owned subsidiary, Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy"), that is engaged in the production and supply of processed milk for Feihe Dairy.

American Dairy purchased all of the outstanding capital stock of ADH from its stockholders in exchange for 9,650,000 restricted shares (post-split) of the Common Stock of the Company. Pursuant to a written consent by stockholders holding approximately 66% of the outstanding Common Stock of American Dairy, the stockholders approved:

1. an amendment to the Articles of Incorporation of American Dairy to change its corporate name to "American Dairy, Inc.";
2. a one-for-nineteen (1-for-19) reverse split of the Common Stock of American Dairy; and
3. the establishment of its 2003 Stock Incentive Plan covering 3,000,000 shares of Common Stock for its key employees, including officers and employee directors and consultants.

In addition to these actions, at the closing of the transaction effective May 7, 2003, all of the directors of American Dairy resigned and Leng You-Bin, Liu Sheng-Hui, Lee Hui-Lan, and Liu Hua were appointed as the new directors and officers of American Dairy.

Current Corporate Structure

The following chart reflects the current corporate structure of the American Dairy entities:

American Dairy, Inc.
formerly named "Lazarus Industries, Inc.

100% ↓

American Dairy Holdings, Inc.

100% ↓

Heilongjiang Feihe Dairy Co., Limited

99%(1) ↓

Heilongjiang Sanhao Dairy Co., Limited

---

(1) The remaining 1% is held by Fu Man Guo in trust for Feihe Dairy.

Heilongjiang Feihe Dairy Co., Limited and Subsidiary

Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and its subsidiary Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") are companies organized under the laws of the People's Republic of China ("China")

The history of Feihe Dairy commenced in 1962 when its predecessor, Heilongjiang Zaoguang Hongguang Dairy Plant ("Hongguang Dairy Plan") was established as a wholly owned State Enterprise, whose principal activities were the production and distribution of powdered milk in China. Hongguang Dairy Plant was located at Zhoaguang Livestock Farm of ShaoGuang Agro-Cultivated Bureau and its production capability was five tons a day and its main sales territory was Shangdong Province.

In 1982, Heilongjiang Zhaoguang Dairy Plant ("Zhaoguang Dairy"), another State Enterprise, was established at Zhaoguang Plantation near BeiAn City. In 1984, the two Dairy Plant, Hongguang Dairy and Zhaoguang Dairy, were merged into Heilongjiang Zhaoguang Dairy Plant. The State continued to retain ownership of the merged Heilongjiang Zhaoguang Dairy Plant and the merged production capability increased to 20 tons a day.

In 1997, the merged Heilongjiang Zhaoguang Dairy Plant was further reorganized and changed its name to Heilongjiang Feihe Dairy Group Limited. In February 2000, Heilongjiang Feihe Dairy Group Limited completed its share restructuring to become a private company with registered capital of $845,411.

In March 2001, the restructured Heilongjiang Feihe Dairy Group Limited changed its name to the present name of Heilongjiang Feihe Dairy Co., Limited and acquired all of the fixed assets (including land use rights, plant and equipment and factory buildings) of Kedong Gongmu Dairy Plant. Feihe Dairy holds 99% (1% of the equity is held in trust by Fu Man Guo) of the registered equity of Sanhao Dairy, which is considered to be a wholly owned subsidiary).

In August 2001, Feihe Dairy's new production facilities in Kedong County commenced production of milk powder.

Sanhao Diary was incorporated in March 28, 2001 with registered capital of $433,110. Feihe Dairy owns 99% of Sanhao Dairy and Fu Man Guo holds the remaining 1% in trust for Feihe Dairy. Under a Sale and Purchase

Agreement dated February 6, 2001 between Feihe Dairy and Kedong County Economic Committee, Feihe Dairy agreed to acquire all the fixed assets including land use rights from Kedong Gongmu Dairy Plant at a consideration of $364,269. Following the incorporation of Sanhao Dairy, Feihe Dairy, as its contribution towards the registered capital, injected all the fixed assets from Kedong Gongmu Dairy Plant, except for its land uses rights to 47,640 square meters of land, into Sanhao Dairy, plus cash of $68,841.

Pursuant to a Sale and Purchase Agreement dated January 3, 2003, between a wholly owned subsidiary, Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and Bai Quan County Economic Planning Council (the "Council"), Feihe Dairy agreed to acquire all the fixed assets including the factory site, production facilities, land use rights and buildings from Bai Quan County Dairy Factory at a consideration of $700,482 (Rmb. 5,800,000), which is payable in two installments of $603,864 (Rmb. 5.0 million) on or before March 31, 2003 and the second installment of $96,618 (Rmb. 800,000) is due on or before March 31, 2004. As of March 28, 2003 Feihe Dairy has paid $338,164 (Rmb. 2.8 million) of the consideration to the Council. Pursuant to a supplemental agreement with the Council on March 31, 2003, Feihe Dairy agreed to repay the balance consideration of $362,318 (Rmb. 3.0 million) as follows:

On or before January 3, 2004	$ 72,464
On or before January 3, 2005	96,618
On or before January 3, 2006	96,618
On or before January 3, 2007	96,618
	$362,318

Dairy Farms

Under arrangements with numerous small dairy farmers who have cattle grazing rights and use rights to approximately 514,640 acres of land in Kedong County in northeastern China, American Dairy has been able to receive supplies of raw milk without having to make capital investments in farms and cattle. Approximately 27% of this acreage is arable pasture land, and approximately 30% is planted with beans and corn.

The dairy farms under contract with American Dairy have approximately 8,500 milk cows.

This large scale dairy production has an annual production capability of approximately 123,000 tons (112,000 metric tons).

American Dairy has numerous supply contracts with small local farmers and ranchers in the geographic area of Kedong County. Historically, the milk industry in China has been very fragmented and segmented with most production being generated by farmers owning and milking one to ten cows.

Milk Processing Facilities

American Dairy has a relatively new milk processing plant in Kedong County in China that commenced milk processing production in August 2001. This plant is located at 1st Qingxiang Street, Kedong County, QuQittaEr City, Heilongjiang Province of China.

All aspects of production of American Dairy's products are based on traditional practices designed to yield premium quality, wholesome and superior tasting foods.

The production facilities have a daily milk processing capability of 35 tons of fresh milk, and have:

1. three production lines for processing bean-milk powders;
2. two production lines for processing liquid milk; and
3. one production line for processing milk Crowley bean, milk Crowley, and solid milk.

This large scale processing facility is capable of producing approximately 123,000 tons (112,000 metric tons) of milk products per year.

This production facility employs approximately 267 production personnel.

American Dairy has been informed that the Kedong County government intends to invest approximately $12,077,000 into milk cow breeding operations to increase the presently available number of milk cows from 8,500 to 30,000, and such an increase in the number of milk cows is anticipated to increase daily milk production from 30,005 tons to approximately 105,900 tons of fresh milk.

Because of the consistent quality of the milk products of American Dairy, it was awarded an ISO9002 quality Assurance Certificate in October 2000. In accordance with the requirements of ISO9002, American Dairy established a "Quality Assurance Handbook" that provides standardized requirements and procedures regarding the purchase of raw milk, its milk processing systems, storage and packaging standards, the distribution of its products, and employee training.

American Dairy intends to use approximately $1,400,000 of the proceeds of this offering to acquire the equipment for additional production lines to improve and increase it processing capabilities which management believes is necessary to meet the rapidly increasing demand for premium liquid milk, milk powder and other dairy products in China.

Research and Development

American Diary has six technicians engaged in research and development activities. These technicians monitor quality control at the milk processing plant of American Diary to ensure that the processing, packaging and distribution of the milk products result in high quality premium milk products that are safe and healthy for its customers. These technicians also pursue methods and techniques to improve the taste and quality of its milk products and to evaluate new milk products for further production based upon changes in consumer tastes, trends and the introduction of competitive products by other milk producers.

Growth Strategy

General. American Dairy believes that its products enjoy a reputation, among those people who are familiar with its products, for being high quality products and arriving to consumers "fresh-off-the-farm". The Company believes that this reputation has spread principally by work-of-mouth and also as a result of favorable press coverage, as marketing efforts to date have been limited. Pursuant to its proposed marketing plan, the Company will seek to build upon the reputation of its products and create strong brand identities, making its products more widely recognizable.

American Dairy will seek to extend the distribution of its products to contiguous markets with high population concentrations. If American Dairy can successfully implement its growth strategy, American Dairy will also seek to enter other markets through joint ventures, licensing or other arrangements with local dairy farms which it believes would benefit significantly from selling their raw milk to newly established local dairies that will produce and sell American Dairy brand milk products in their local markets. The key elements of American Dairy's growth strategy to reach its goal include:

* Broaden customer base. American Dairy will seek to broaden its customer base by offering fluid milk products for sale in no-return containers.

* Increase sales of solid milk products. American Dairy will seek to increase its sales of solid milk products, such as yogurt and cheese, which have greater profit margins, significantly longer shelf life and are more cost effective to distribute than fluid milk products.

* Emphasize local production and distribution. Its marketing efforts will continue to emphasize the local production and distribution of its products, which begins with purchasing raw milk from local farmers and results in premium quality products.

Milk Processing. The Company believes that through purchasing raw milk locally and employing minimal processing techniques, it is able to preserve the fresh taste of milk. The Company's dairy processes raw milk within 24 to 36 hours after milking. Most large regional dairies, it believes, process raw milk which may be three to four days old. Milk processed by conventional farms for sale to regional dairies is typically stores at the farm for a minimum of two days, commonly spends a full day in transit to the dairy facility, and is only processed the following day. American Dairy's milk is not homogenized. During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles. Thus treated, the milk fat remains suspended and does not separate out in the form of cream. American Dairy believes that this process adversely affects the taste and feel of milk. In addition, American Dairy's milk is pasteurized at the lowest temperatures allowed by law to avoid imparting to the milk a cooked flavor. When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation which it believes adversely affects the favor of the milk.

Dairy Product Processing. American Dairy's products are made in small batches using minimal processing techniques to maintain freshness and allow maximum flavor and nutrition retention. They are made with wholesome

ingredients. No chemicals or additives are employed. Because they are produced locally, our dairy products arrive to consumers in American Dairy's marketing area sooner after production than most other dairy products. To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance. In addition, inspectors conduct spot-checks for bacteria and butterfat content in its products, as well as sanitary conditions in its facilities.

Development of No-Return Milk Containers. The development of no-return milk containers involves either identifying existing quart, pint and one-half pint sized containers suitable for use by American Dairy and/or designing and manufacturing customized containers in these sizes. American Dairy is evaluating containers made of glass, plastic and paperboard. If it identifies existing containers, it would need to design appropriate labeling which may either be printed on the containers or on a label which may be affixed to the containers. Designing customized no-return glass or plastic containers would involve having unit cavities fabricated for initial evaluation and testing of the designs, having production-ready injection molds fabricated and tooling production equipment.

Brand Development and Marketing

Brand Identity. American Diary's marketing will emphasize the local production and distribution of its products, which begins with local dairy herds and results in premium quality products. It believes that its story adds legitimacy to its marketing claim that it produces farm fresh products and helps to instill confidence in consumers as to the purity and wholesomeness of its products.

American Dairy may seek to convey its story primarily through the packaging it uses for its products. It believes that packaging its fluid products in old-fashioned glass bottles may help to identify its products in the eyes of consumers as being of premium qualify. Its products have also received marketing benefits from a considerable volume of favorable press and other publications of mass circulation which has rated its products highly.

American Dairy's marketing and promotional efforts will include:

* Redesigning packaging of non-fluid products to promote a premium quality image.
* Refining and targeting its message, which to date has largely been the product of work-of-mouth and product reviews.
* Developing trade material, including four-color trade sell sheets and brochures.
* Further distinguishing its products from other dairy products.
* Commencing retail advertising, including print advertising and focused public relations.

Broaden Customer Base through Introduction of No-Return Containers for Fluid Products. American Dairy is developing design specifications and prospective sources for non-return containers in quart, pint, and one-half pint sizes as alternate package for its fluid products to complement its line of bottles. American Diary believes that it can broaden the customer base for and increase sales of its fluid products by offering them for sale in non-returnable containers. Increased sales of fluid products should also result in higher incremental sales of its solid milk products, as most customers who purchase milk purchase other products as well. American Dairy believes that offering its fluid products exclusively in returnable glass bottles may limit its market penetration in its current markets and may create barriers to entry in new markets. American Dairy may experience that many consumers will not buy its fluid products because they do not want to pay for the bottle or have the inconvenience of returning the bottle for a refund. Further, it has been its experience that many stores will not carry its fluid products because they do not want the inconvenience of collecting and storing returned bottles. American Dairy estimates that the introduction of no-return containers will result in increased product sales in retail stores which currently sell its products as well as an increase in the number of retail stores which carry its products. Further, it believes that the introduction of one-half pint single serving sized containers will increase its sales of chocolate and tea flavored milk.

Focus Marketing on Value Added Products. American Dairy plans to focus its marketing and sales efforts on its solid milk products, such as yogurt and cheese. The modest incremental processing required for these products adds significant resale value above that of fluid products and, accordingly, provides greater profit margins. Such non-fluid products also have significantly longer shelf life and are more cost effective to distribute than liquid milk.

Competition

General. The food business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of its products. Its products are positioned as premium products and, accordingly, are generally priced higher than certain similar competitive products. American Dairy believes that the principal competitive factors in marketing its products are qualify, taste, freshness, price and product recognition. While American Dairy believes that it competes favorably in terms of quality, taste and freshness, its products are more expensive and less well known than certain other brands. Its premium products may also be considered in competition with non-premium quality dairy products for discretionary food dollars.

Fluid Dairy Products. Due to the perishability concerns and costs associated with transporting fresh milk, competition in the dairy business with respect to fluid products tends to be regional rather than national, with strong brand identity, price, freshness and quality as the primary competitive factors. American Dairy competes primarily on the basis of quality, taste and freshness. It faces competition from non-premium milk producers distributing milk in its marketing area; other milk producers packaging their milk in glass bottles which serve portions of its marketing area; and certified organic milk producers.

Government Regulation

American Dairy is regulated under national and county laws in China. The following information summarizes certain aspects of those regulations applicable to American Dairy and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

Regulation at the national, province and county levels is subject to change. To date, compliance with governmental regulations has not had a material impact on American Dairy's level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, management is unable to predict the impact such regulation may have in the foreseeable future.

As a manufacturer and distributor of food products, American Dairy is subject to regulations of China's Agricultural Ministry. This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. It also regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, specifies the standards of identity for certain foods, including many of the products sold by American Dairy, prescribes the format and content of many of the products sold by American Dairy, prescribes the format and content of certain nutrition information required to appear on food products labels and approves and regulates claims of health benefits of food products.

In addition, China's Agricultural Ministry authorizes regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. American Dairy and its products are also subject to province and county regulation through such measures as the licensing of dairy manufacturing facilities, enforcement of standards for its products, inspection of its facilities and regulation of its trade practices in connection with the sale of dairy products.

Properties

American Dairy's dairy processing facility and executive offices are located at 1st Qingxiang Street, Kedong County, Heilongjiang Province 164800, China. Although American Dairy owns the building and the equipment, the land is leased on a long-term basis.

It intends to use part of the proceeds of this offering to expand its production capabilities by purchasing additional dairy processing equipment.

Borrowing Policies

American Dairy may borrow at competitive rates of interest. Borrowed funds will not be used for dividends to the shareholders. See "Use of Proceeds".

The precise amount, if any, borrowed by American Dairy will depend in part upon the availability of financing, and prevailing interest rates and other loan costs. There is no assurance that such financing, if any, will be available to American Dairy in the amounts desired or on terms considered reasonable by the Board of Directors. See "Risk Factors - General Risks - Risks of Leverage".

Loan agreements may require that American Dairy maintain certain reserves or compensating balances and may impose other obligations on American Dairy. Moreover, since a significant proportion of American Dairy's revenues

may be reserved for repayment of debt, the use of financing may reduce the cash that might otherwise be available for dividends until the debt has been repaid and may reduce total cash flow for a significant period.

American Dairy may, under appropriate circumstances, attempt to cause American Dairy to borrow funds at fixed interest rates. However, American Dairy may borrow funds at rates that vary with a "prime" or "base" rate, particularly on an interim basis or when interest rates are believed to be trending downward. A rise in the indexed rate may increase borrowing costs and reduce the amount of its income and cash available for distribution. In past years, the prime rates charged by major banks have fluctuated significantly; as a result, the precise amount of interest that American Dairy might be charged cannot be predicted with any certainty.

Legal Proceedings

From time to time, American Dairy may become involved in various claims and lawsuits incidental to its business. There are presently no material legal proceedings pending or threatened against American Dairy.

Employees

American Dairy presently has two management executives, 60 administrative and accounting employees, 267 processing plant production employees, 20 product distribution personnel, and marketing personnel. See "Management".

American Dairy will emphasize the recruiting and training of personnel and, to the extent possible, will promote people to positions of increased responsibility from within American Dairy. Each employee receives training appropriate for his or her position, followed by varying levels of training by American Dairy. Training for specific positions for all employees will be conducted on an ongoing basis, by training programs for all milk production and technical support personnel.

Insurance

American Dairy may purchase and maintain insurance policies or establish self-insurance programs as the Board of Directors deems reasonably necessary to protect the interests of American Dairy. Insurance policies will have such limits and deductible amounts as the Board of Directors deems advisable, based on the costs involved and the operations of American Dairy. In addition, such policies have certain exclusions from coverage for risks that are uninsurable or are not insurable at rates deemed reasonable by the Board of Directors. Such exclusions may include damage or loss by war, nuclear accidents, earthquakes, floods and other similar risks. American Dairy will not assume the cost of any portion of liability insurance that would insure the directors and officers for any liability as to which American Dairy is prohibited from being indemnified. American Dairy may purchase and pay for such types of insurance, including extended coverage liability, casualty, business interruption insurance, and workers' compensation insurance, as would be customary for any person owning comparable property and engaged in similar business, and the directors, the officers, and their affiliates, employees and agents of American Dairy may be named as additional insured parties thereunder, provided that the cost of premiums payable by American Dairy is not increased thereby. There is no assurance, however, that any such insurance will be available or, if available, that it will be at a rate acceptable to American Dairy.

USE OF PROCEEDS

The following table sets forth information concerning the estimated use of proceeds of this offering. Certain of the figures set forth below are estimated, cannot be precisely calculated at the present time, and, consequently, should not be relied upon as being definitive.

American Dairy expects to finance its growth through this securities offering, internally-generated funds, bank borrowings and excess working capital, and future securities offerings. American Dairy currently has no available bank lines, and there is no assurance that bank financing will be available in the future on reasonable terms.

The following is a summary of the estimated expenditure of the proceeds of the offering (see "Business"):

	Minimum Offering	Maximum Offering
Offering expenses (1)	$ 25,000	$ 25,000
Underwriters' commissions and fees	$ 122,500	$ 322,500
Milk processing equipment	$ 252,500	$ 1,400,000
Working capital	$ 100,000	$ 1,252,500
Total Proceeds	$ 500,000	$ 3,000,000

A significant portion of the net proceeds is substantially within the discretion of management as to its ultimate specific business usage. Investors will be relying on American Dairy's management and business judgment and discretion as to the proper use of such funds in the furtherance of its business plans. No assurance can be given that management's use of the funds from this offering will result in American Dairy achieving its financial and strategic objectives.

The amounts set forth above indicate the proposed use of proceeds from the offering. Such proceeds may be insufficient to enable American Dairy to fully participate in the development of its entire proposed business plan. Accordingly, American Dairy may seek additional funds through the issuance of additional securities, loans or other financing arrangements. There is no assurance that such financing can be obtained, or obtained on favorable terms.

Pending expenditure of the proceeds of this offering and while operating capital is held in reserve, American Dairy may make temporary investments in government securities, certificates of deposit, money market certificates or savings accounts. American Dairy does not presently intend to register under the Investment Company Act of 1940 in reliance upon exemptions from such registration requirements.

CAPITALIZATION

The following table sets forth the pro forma (unaudited) capitalization of American Dairy: (i) as of December 31, 2002 that assumes the completion of the acquisition of American Dairy Holdings Co. which actually occurred on May 7, 2003; and (ii) as adjusted to reflect American Dairy's receipt of the minimum and maximum proceeds from this offering.

	December 31, 2002 (Unaudited)	As Adjusted for Minimum Offering (1)	As Adjusted for Maximum Offering(2)
Long-term debt, excluding current maturities	$ 0	$ 0	$ 0
Common Stock, par value $.001 per share: Authorized, 50,000,000 shares of common stock, issued and outstanding, 10,025,530 shares, 10,275,530 shares and 11,525,530 shares, respectively	$ 10,026	$ 10,275	$ 11,526
Additional paid-in-capital	$ 0	$ 352,500	$ 2,652,500
Retained earnings	$ 334,152	$ 333,903	$ 332,652
Total Stockholders' Equity	$ 344,178	$ 696,678	$ 2,996,678

(1) Reflects the assumed sale of the minimum number of shares of Common Stock in this offering.
(2) Reflects the assumed sale of the maximum number of shares of Common Stock in this offering.

DIVIDENDS

American Dairy has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future. American Dairy intends to apply its earnings, if any, in expanding its operations and related activities.

The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, its financial condition and other factors deemed relevant by the Board of Directors. In addition, American Dairy's ability to pay dividends may become limited under future loan agreements of American Dairy that may restrict or prohibit the payment of cash dividends. See "Description of Capital Stock".

FORWARD LOOKING STATEMENTS

This Memorandum contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "plans", "intends", "anticipate", "believe", "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss its future expectations, contain projections of its future results of operations or of its financial condition or state other "forward-looking" information. American Dairy believes that it is important to communicate

its future expectations to its investors. However, there may be events in the future that American Dairy is not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this Memorandum, provide examples of risks, uncertainties and events that may cause American Dairy's actual results to differ materially from the expectations American Dairy describes in its forward-looking statements. Before you invest in the Common Stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this Memorandum could have a material adverse effect on its business, operating results and financial condition.

CONFLICTS OF INTEREST

General

The directors and officers of American Dairy and their affiliates will be subject to various conflicts of interest in connection with their management of American Dairy and may engage in transactions with American Dairy which are not arms-length. See "Management" and "Transactions with Management and Others".

Availability of Management Services and Related Parties

The directors and officers of American Dairy will be subject to conflicts of interest in allocating management time, services and functions among the business of American Dairy and the other entities for which they provide services. The directors and officers of American Dairy will devote such time to the affairs of American Dairy as they, in their sole discretion, determine in good faith to be necessary for the business and operations of American Dairy. The management of American Dairy believes that it will have sufficient staff, equipment and other resources to be fully capable of discharging their responsibilities to American Dairy and other entities.

Compensation Arrangements

No agreements as to compensation between American Dairy and its directors and officers are or will be the result of arm's-length negotiation. However, American Dairy believes the amount of such compensation will be representative of practices in the industry. American Dairy has discretion with respect to all decisions relating to executive compensation and related party transactions.

MANAGEMENT

Directors and Officers. The following table sets forth certain information regarding the executive officers and directors of American Dairy. All officers serve at the pleasure of the Board of Directors. Directors serve until the election and qualification of their successors.

Name	Age	Position
Leng You-Bin	33	Chairman, Chief Executive Officer and President
Liu Hua	30	Chief Financial Officer, Secretary,Treasurer and Director
Liu Sheng-Hui	32	Director
Hui-Lan Lee	53	Director

The officers and directors of American Dairy were elected to their current positions on May 7, 2003. The following is information on the business experience of each director and officer:

Leng You-Bin is the Chairman, Chief Executive Officer, President, and General Manager of American Dairy and Feihe Dairy. He is responsible for the overall strategic planning, management and business development of Feihe Dairy. Mr. Leng has been in the dairy industry for more than 13 years. He obtained his Bachelor of Science degree in Food Engineering from Northeast Agriculture University, China. From 1989 to 1997, Mr. Leng acted as technician, deputy director and director of ZhaoGuang Dairy Plant, the predecessor of Feihe Dairy. From 1997 to 2000, Mr. Leng was the General Manager of Feihe Dairy. He became the Chairman and General Manager in 2000. He has researched and patented the "liver protection milk powder" (GanBao Milk Powder).

Liu Hua is the Chief Financial Officer, Secretary, Treasurer and a director of American Dairy, and has been the Financial Officer of Feihe Dairy from November 2000 to the present. From June 1998 to November 2000, he was the Chief Executive Officer of Shenzhen Cima Limited. From September 1993 to January 1996, he was the Chief Executive Officer of Zhengzhou Huacheng Limited. Mr. Liu received a degree from Xian Traffic University in 1993.

Liu Sheng-Hui is a director of American Dairy. He is responsible for the overall financial planning an management of Feihe Dairy. He graduated from Northeast Agriculture University with a Bachelor of Economics degre in Economic Management in 1992. Mr. Liu has 10 years experience in the areas of finance and accounting. He joine Feihe Dairy in 1992. He has held his current position since 1998.

Hui-Lan Lee (also known as "Tracy Lee") has been Assistant Vice President-Taxation of Countrywide Hom Loan, Inc. from April 2003 to the present. She was the Tax Manager of Watson Pharmaceuticals, Inc. from October 2(1996 to March 2003. From 1979 to 1996, Ms. Lee was employed by major fortune 500 companies including The Flyin Tiger Line Inc. (a Tiger International Company), Quotron Systems, Inc. (a subsidiary of the Citigroup, Inc.) and Lea Siegler, Inc. in various management positions. Ms. Lee holds a Master of Science degree in Taxation from Golden Gat University, and a Master of Business Administration degree from Indiana University.

Compensation of Executive Officers

The officers and directors of American Diary did not receive any compensation during its fiscal year ende December 31, 2002.

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG TERM COMPENSATION AWARDS		PAYOUTS	
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($)	OTHER ANNUAL COMPENSATION ($)	RESTRICTED STOCK AWARDS ($)	SECURITIES UNDERLYING OPTIONS SARS (#)	LTIP PAYOUTS ($)	ALL OTHER COMPENSATION ($)
Jack M. Gertino(1) (CEO, CFO, and President)	2003	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Chase Kinball(1) (Secretary/Treasurer Director)	2002	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$0
Sandra Speciale(1) (Director)	2002	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$0

During fiscal 2003, the Board of Directors will establish compensation arrangements with its executive officers competitive in the milk industry. American Dairy presently has no employment agreements with its officers or key employees, but may enter into such agreements in the future.

Benefit Plans

American Dairy does not have any profit sharing plan or similar plans for the benefit of its officers, directors or employees. However, American Dairy reserves the right to establish any such plans in the future.

American Dairy contributes to a defined contribution retirement plan organized by a municipal government for the benefit of its eligible employees in China. Contributions to the plan are calculated at 20% of the employees salaries above a threshold amount and employees contribute 4% while American Dairy contributes 16%. During the year ended December 31, 2002, its pension cost under the plan was $846.

Incentive Stock Plan

Effective April 1, 2003, American Dairy adopted and approved its 2003 Incentive Stock Plan (the "Plan") which reserves 3,000,000 shares of Common Stock for issuance under the Plan. The Plan allows us to issue awards of incentive or non-qualified stock options, stock appreciation rights, and stock bonuses which may be subject to restrictions. No awards of stock options, stock appreciation rights, or stock bonuses have been granted to employees as of the date of this Offering Memorandum.

Board Compensation

Directors of American Dairy who do not serve as officers thereof are not currently compensated by American Dairy for meeting attendance or otherwise, but will be entitled to reimbursement for their travel expenses. American Dairy plans to provide its non-management directors, if any, a competitive directors' compensation package comparable to programs offered by similarly situated corporations.

Limited Liability and Indemnification

Section 16-10a-840 of the Utah Revised Business Corporation Act (the "URBC") requires directors and officers to perform their duties in good faith and with the care that an ordinary person would exercise under similar circumstances in a manner reasonably believed to be in the best interest of the corporation. A director or officer of a corporation is not liable to the corporation, its shareholders or others for any action taken or any failure to act as an officer or director unless he has breached or failed or failed to perform his duties as described above and the breach or failure to perform constitutes gross negligence, wilful misconduct, or intentional infliction of harm on the corporation or its shareholders.

Section 16-10a-841 of the URBC provides that the articles of incorporation of a Utah corporation may eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages, except for (i) a financial benefit to which is not entitled; (ii) an intentional infliction of harm; (iii) unlawful distributions of the corporation constituting a violation of Section 16-10a-842 of the URBC; or (iv) an intentional violation of criminal law.

Section 16-10a-902 of the URBC permits a Utah corporation to indemnify directors made a party to a proceeding because he is or was a director if (i) his conduct was in, or not opposed to, the corporation's best interest; and (ii) he reasonably believed his conduct was in, or not opposed to, the corporation's best interests; and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, a Utah corporation may not indemnify a director if he was adjudged liable to the corporation, or if he was adjudged liable on the basis that he derived an improper personal benefit; and such indemnification in any action brought by the corporation is limited to reasonable expenses incurred in connection with the proceedings.

Article VI of the Articles of Incorporation and Article VIII of the By-Laws of American Dairy provide for the indemnification of directors and officers of American Dairy. Indemnification is mandatory regarding reasonable expenses incurred in connection with proceedings or claims with respect to which he has been successful.

Officers, employees, fiduciaries and agents of a Utah corporation may be entitled to indemnification to a greater extent that directors, if not inconsistent with public policy, if provided for in the Articles of Incorporation, By-Laws, the general or specific action of its board of directors or contract.

Consultants

American Dairy intends to retain consultants to the extent necessary and appropriate. American Dairy will not delegate its authority and responsibility to make management decisions to consultants or any other persons, nor shall any consultant have any discretionary authority or the authority to bind American Dairy in any material respect.

In connection with the closing of the Exchange Agreement with American Dairy Holding, Inc. on May 7, 2003, American Dairy entered into a consulting agreement (the "Consulting Agreement") with Danbury Properties, LLC, a Utah limited liability company ("Danbury"), of which Jack M. Gertino, the former President of American Dairy and James C. Lewis, a former director of American Dairy, are members. During the one year period of Danbury's engagement, Danbury has agreed to provide American Dairy with consulting services in the areas of financial and management planning, financing assistance and capital formation. In exchange for such services, Danbury will receive $60,000 in cash compensation, and 240,000 shares of Common Stock of American Dairy. In addition, American Dairy agreed to pay the sum of $12,000 for the cancellation of all outstanding options held by Messrs. Gertino and Lewis.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Effective May 7, 2003, Mr. Leng You-Bin and Mr. Liu Sheng-Hui, directors and officers of American Dairy, received 8,129,032 shares and 387,476 shares, respectively, of the Common Stock of American Dairy in exchange for all of their registered capital stock of Heilongjiang Feihe Dairy Co., Limited under the terms of a stock exchange agreement.

Effective May 7, 2003, American Dairy acquired 100% of American Dairy Holdings, Inc. ("ADH") in a stock-for-stock exchange. ADH had previously acquired 100% of the ownership of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Diary") in February 2002 for $2,586,311 (U.S.) from the registered owners of Feihe Dairy, owned primarily by Mr. Leng You-Bin who is the principal stockholder, director, Chief Executive Officer and President of American Dairy. As a result of this acquisition of ADH, American owed approximately $1,866,311 to Mr. Leng You-Bin after approximately $700,000 having been paid to him by American Dairy. During June 200, American Dairy and Mr. Leng You-Bin agreed to cancel the remaining debt of $1,866,311 in exchange for the issuance of 933,156 shares of the Common Stock of American Dairy.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning the beneficial ownership of American Dairy's shares of Common Stock by directors and officers of American Dairy, and by each person known to American Dairy to be a beneficial owner of five percent (5%) or more of its outstanding Common Stock as of May 31, 2003.

Name and Address	Number of Shares(1)	Percentage of Shares Before Offering	SHARES OF COMMON STOCK BENEFICIALLY OWNED	
			Percent of Total Shares After Minimum Offering(2)	Percent of Total Shares After Maximum Offering(3)
Leng You-Bin (4) .... 1st Qingziang Street, Kedong County, Heilongjiang Province, People's Republic of China	8,129,032	81.1%	79.1%	70.5%
Liu Hua .... 1st Qingxiang Street, Kedong County, Heilongjiang Province, People's Republic of China	0	0%	0%	0%
Hui-Lan Lee .... 232 Alabama Street, San Gabriel, California 91775	0	0%	0%	0%
Liu Sheng-Hui .... 1st Qingxiang Street, Kedong County, Heilongjiang Province, People's Republic of China	387,476	3.9%	3.8%	3.4%
All executive officers and directors as a group (4 persons)	8,516,508	85.0%	82.9%	73.9%

(1) They have sole voting and dispositive power with respect to their shares of Common Stock of American Dairy, except as otherwise indicated.
(2) Assumes the minimum sale of 250,000 shares in this offering.
(3) Assumes the maximum sale of 1,500,000 Shares in this offering.
(4) During June 2003, Mr. Leng You-Bin was issued an additional 933,156 shares of restricted Common Stock of American Dairy in exchange for the cancellation of outstanding debt owed to him in the amount of approximately $1,886,311.

MARKET PRICE

The following table sets forth the range of high and low closing bid prices per share of the Common Stock of American Dairy as reported by Pink Sheets, L.L.C. for the periods indicated (reflecting inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions).

Year Ended December 31, 2001	High Closing Bid Prices (2)	Low Closing Bid Prices (2)
4th Quarter..........	$0.07	$0.03
Year Ended December 31, 2002		
1st Quarter...........	$0.05	$0.04
2nd Quarter	$0.06	$0.03
3rd Quarter	$0.06	$0.05
4th Quarter	$0.08	$0.06

Year Ended December 31, 2003

1st Quarter.	$0.11	$0.05
2nd Quarter(1)(2).	$2.00(2)	$0.01

---

(1) Reflects prices only during April and May 2003, and not for the entire quarterly period ending June 30, 2003.
(2) On May 7, 2003, the Company had a one-for-nineteen (1-for-19) reverse stock split of its Common Stock.

When the trading price of American Dairy's Common Stock is below $5.00 per share, the Common Stock is considered to be "penny stocks" that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission's standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the broker-dealer's and sales representatives compensation; and (d) providing to customers monthly account statements.

DESCRIPTION OF CAPITAL STOCK

American Dairy is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. At May 31, 2003, there were 10,025,530 shares of Common Stock issued and outstanding, held by 235 stockholders of record.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors. The holders of Common Stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of Common Stock are entitled to share ratably in assets available for distribution to such stockholders. Holders of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Dividend Restrictions

The terms of the instruments governing the future indebtedness of American Dairy may contain restrictions on the payment of dividends and the making of distributions on its capital stock (other than stock dividends) and the purchase or redemption of outstanding capital stock of American Dairy. By reason of these restrictions, American Dairy may be unable to pay dividends on its Common Stock for some period, which cannot presently be estimated.

American Dairy has not declared or paid any dividends on its Common Stock and presently does not presently expect to declare or pay any such dividends in the foreseeable future. American Dairy has not yet formulated a future dividend policy in the event restrictions on its ability to pay dividends are created. See "Dividends".

Transfer Agent and Registrar

The transfer agent and registrar for American Dairy is Interwest Stock Transfer Co., 1981 Murray Road, #100, Halladay, Utah 84117-5148; telephone (801) 272-9194.

Reports to Stockholders

American Dairy will furnish its shareholders with annual reports containing its financial statements as of December 31 of each year examined by independent certified public accountants. American Dairy presently intends to issue unaudited quarterly reports and may distribute other reports to the stockholders as it deems appropriate.

UNDERWRITING

General

Subscription payments for all subscriptions received will be paid directly to the American Dairy Escrow Account at Far East Bank in Los Angeles, California. Subscribers will have no right to withdraw any subscription submitted during the offering period. Funds received from subscribers whose subscriptions are rejected will be returned promptly to such subscribers.

The subscription period will commence on the date of this Memorandum and is expected to terminate on October 31, 2003, unless extended for up to an additional 60 days with or without notice. This offering may be terminated at the sole discretion of American Dairy at any time.

Offering

The Common Stock of American Dairy will be offered on a best-efforts basis by American Eastern Securities, Inc. (the "Underwriter"), and other registered broker-dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD")(the "Soliciting Dealers"). American Dairy will pay a sales commission equal to 8% of subscriptions to the Soliciting Dealers. In addition, the Underwriter will receive: (i) advisory fees of $40,000 and reimbursement of its reasonable expenses of this offering; and (ii) a cash bonus ranging from 0.2% to 0.6% of the amount raised in this offering and shares of restricted Common Stock equal to two percent of the total outstanding Common Stock of the Company after the closing of this offering. American Dairy will agree to indemnify the Underwriter and the Soliciting Dealers, if any, against certain liabilities, including liabilities under the federal and state securities laws. To the extent these indemnifications are for liabilities under the Securities Act of 1933, the Securities and Exchange Commission considers such indemnification contrary to public policy and, therefore, unenforceable.

Belmont Capital Group Limited located in Hong Kong, China, will also participate in this offering and will offer and sell Common Stock of American Dairy only to non-U.S. investors in reliance upon Regulation S under the Securities Act of 1933.

American Dairy may enter into selling agreements directly with other firms operating outside the United States who are neither registered with the Securities and Exchange Commission nor members of the NASD ("Foreign Broker-Dealers") for the sale of Common Stock to foreign nationals. All Foreign Broker-Dealers will be required to represent that they will not sell Common Stock of American Dairy to any United States nationals or residents and that all sales will occur outside the United States, its territories and possessions. American Dairy will pay Foreign Broker-Dealers commissions on Common Stock sold by them not in excess of the commissions payable within the United States. Foreign Broker-Dealers may receive additional compensation directly from investors purchasing Common Stock through them. As a result, a Foreign Broker-Dealer may receive compensation in excess of the amount received by a broker-dealer selling Common Stock in the United States, and in excess of the amount which would have been permitted by the NASD if the Foreign Broker-Dealer were offering Common Stock in the United States. Such additional compensation (if any) will be paid directly by investors dealing with the Foreign Broker Dealers and not by American Dairy.

Subscription payments for all subscriptions received will be held by Far East Bank in Los Angeles, California, as Escrow Agent, in an interest-bearing account, and will be released to American Dairy on each Closing Date, including any accrued interest. The Escrow Agent will invest escrowed funds in any of the following: short-term certificates of deposit issued by a United States bank having a net worth or at least $50 million, short-term securities issued or guaranteed by the United States government, certificates of deposit in banks having individual capital and surplus of not less than $125 million and bank money market accounts.

There is no assurance that the minimum number of Shares necessary to initially close of this offering (250,000 Shares) will be sold. There is no firm commitment to purchase or sell any of the Shares. A minimum of 250,000 shares and maximum of 1,500,000 Shares are being offered. If at least 250,000 Shares (the "Minimum Offering") are not sold by the Termination Date, all funds invested by investors will be refunded promptly. If subscriptions for the Minimum Offering have been accepted by American Dairy before the Termination Date, a closing (the "Initial Closing") will be held at such time and on such date and for such Shares, which shall not be less than 250,000 Shares (the "Initial Closing Date"). American Dairy may, however, only have one closing for the entire offering. Subscribers will become shareholders of American Dairy upon acceptance of the Subscriber's subscription by American Dairy. American Dairy will accept or reject all subscriptions not more than 15 days following receipt of the investor's subscription documents. American Dairy may, in its discretion, reject the subscription of any person, in whole or in part.

No general solicitation will be permitted in connection with the offer or sale of the Common Stock hereunder. Offers in the United States will be limited to prospective investors who are "accredited investors" as defined by Rule 501(a) of Regulation D and otherwise meet the conditions for investment required by Regulation D promulgated under the Securities Act of 1933, as amended, and applicable state securities laws. See "Suitability Standards".

No supplemental sales literature has been authorized in connection with this offering. All offers are made solely under the terms of this Memorandum and any supplements thereto. See "Sales Material".

The information and data contained in this Memorandum are provided by American Dairy solely for prospective investors or their representatives directly receiving this Memorandum from American Dairy and its representatives, and such Memorandum is not authorized for reproduction or distribution to others.

Except as stated above or under the portion of this Memorandum captioned "Additional Information," no person has been authorized to give any information or to make any representations other than those contained in this Memorandum, any supplement hereto, and information and data provided by and received from American Dairy in connection with this offering, and any other such representations, if any, may not be relied upon.

LEGAL MATTERS

American Dairy is not a party to any material litigation, and there are no material outstanding claims against American Dairy or its assets.

Separate legal counsel has not been retained by American Dairy to represent the interests of prospective shareholders in connection with this offering, and prospective purchasers are urged to retain their own counsel to represent and advise them regarding this offering.

The validity of the issuance of the shares of Common Stock offered by this Private Placement Memorandum will be passed upon for American Dairy by Stephen A. Zrenda, Jr., P.C., Oklahoma City, Oklahoma; telephone (405) 235-2111.

ADDITIONAL INFORMATION

All original documentation and information with respect to the offering of Shares will be kept at the principal executive offices of American Dairy. Each purchaser and/or his purchaser representative, if any, at any time during normal business hours before the final termination date of this offering, may ask American Dairy questions concerning the terms and conditions of the offering and its proposed activities. American Dairy will provide answers to such questions and provide such information to the extent that it possesses such answers and information, or can obtain such information without unreasonable effort or expense.

Statements made in this Memorandum as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document, reference is made thereto for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

Additional information and documents regarding American Dairy (formerly called Lazarus Industries, Inc.) are also available online at www.sec.gov, Historical Company Filings, to obtain copies of public reports filed by American Diary with the U.S. Securities and Exchange Commission.

SALES MATERIAL

In addition to but not part of this Memorandum, American Dairy may utilize limited sales material in the offering of the Shares. This material may include an abstract of this Memorandum, and related material of interest to qualified investors consistent with this Memorandum. Other than as described herein, no other sales material has been authorized for use in connection with this offering. This offering is made only by means of this Memorandum. Although the information contained in such material will not conflict with any of the information contained in this Memorandum, such material does not purport to be complete and should not be considered as a part of this Memorandum, or as incorporated in this Memorandum, by reference or otherwise, or as forming the basis of the offering of the Shares. Prospective investors should rely only upon this Memorandum regarding their investment decision.

FINANCIAL STATEMENTS

The consolidated financial statements of American Dairy Holdings, Inc. as of December 31, 2002, have been audited by Weinberg & Company, P.A., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

The financial statements of American Dairy, Inc. (formerly called Lazarus Industries, Inc.) as of December 31, 2002 have been audited by HJ & Associates, L.L.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

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